Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AVID BIOSERVICES, INC.

AVID BIOSERVICES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out Article VI in its entirety and by substituting the following in lieu thereof:

“VI.

LIMITATION OF LIABILITY

Section 6.01. Limitation on Liability. A director or officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer derives and improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification. All references in this paragraph to an officer shall mean only a person who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of the State of Delaware as if they were nonresidents to apply of § 3114(b) of Title 10 to this sentence).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AVID BIOSERVICES, INC. has caused this Certificate to be executed by its duly authorized officer on this 18th day of October, 2022.

By:	/s/ Nicholas S. Green
Name:	Nicholas S. Green
Title:	President and Chief Executive Officer